Exhibit 3.1

STREAM GLOBAL SERVICES, INC.

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law

Stream Global Services, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141 of the DGCL, the following resolution was duly adopted by the board of directors of the Corporation on March 11, 2009:

RESOLVED, that the board of directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of one series of Preferred Stock designated as the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

1. Designation, Amount and Par Value. The following series of preferred stock shall be designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be 2,000. Each share of Series B Preferred Stock shall have a par value of $0.001 per share. The “Stated Value” for each share of Series B Preferred Stock equals the sum of (i) $1,000 plus (ii) any amount added to Stated Value pursuant to Section 3 hereof. The Series B Preferred Stock is to be issued only pursuant to the terms of the Guarantee Agreement (as hereinafter defined). The Series B Preferred Stock shall rank pari passu with the Series A Preferred Stock as to dividends, redemption and distribution of assets upon a Liquidation Event or Fundamental Transaction.

2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, the following terms have the meanings indicated:

“Acceleration Event” means the occurrence of any one or more of the following events: (i) a Liquidation Event; (ii) a Bankruptcy Event; (iii) immediately prior to a conversion pursuant to Section 7(b) hereof; or (iv) any other Fundamental Transaction.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person. Without limiting the foregoing, with respect to the Original Purchaser, any investment fund, investment partnership, investment account or other investment person whose investment manager, investment advisor, managing member or general partner is the Original Purchaser or an Affiliate of the Original Purchaser or any member, partner, director, officer or employee of such investment manager, investment advisor, managing member or general partner of the Original Purchaser or any Affiliate of the Original Purchaser or any limited partner of the Original Purchaser or such investment fund, investment partnership, investment account or other investment person will be deemed an Affiliate of the Original Purchaser.

“Bankruptcy Event” means any of the following events: (a) the Corporation or a Subsidiary of the Corporation commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Corporation or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Corporation or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Trading Market, the closing price per share of Common Stock for such date (or the nearest preceding date) on the Trading Market or exchange on which the Common Stock is then listed or quoted; or (b) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the majority in interest of the Holders.

“Common Stock” means the common stock of the Corporation, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified or exchanged or converted.

“Conversion Price” means $6.00 per share (as adjusted for stock dividends, stock splits, stock combinations or other similar events pursuant to Section 13 hereof occurring after the Original Issue Date).

“Equity Conditions” means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) the Common Stock is listed or quoted (and is not suspended from trading) on the Trading Market and such shares of Common Stock are approved for listing upon issuance; (iii) no Bankruptcy Event has occurred; (iv) the conversion of the Series B Preferred Stock is permitted by the Trading Market and all other applicable laws, rules and regulations; and (v) the Corporation is not in default with respect to any material obligation hereunder or under any of the Transaction Documents.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date of the Guarantee Agreement by an individual or legal entity or “group”(as described in Rule 13d-5(b)(1) under the Exchange Act) of more than 35% of the voting rights or voting equity interests in the Corporation; (ii) a replacement of more than one-half of the members of the Corporation’s board of directors with members that are not approved by a majority of those individuals who are members of the board of directors on the date of the Guarantee Agreement (or other Persons approved by such members to be directors (or their successors so appointed), appointed pursuant to the terms of the Stockholder’s Agreement); (iii) a merger or consolidation of the Corporation or any Subsidiary or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold a majority of the voting rights or voting equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority of the voting rights or voting equity interests in the Corporation; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; (vi) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and as a result thereof the holders of a majority of the shares of Common Stock prior to the offer do not hold securities representing a majority of the voting rights or voting equity interests in the Corporation, except for the tender offer described in the Purchase Agreement; (vii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities that do not represent a majority of the voting rights or voting equity interests of the Corporation, cash or property; or (viii) the execution by the Corporation of an agreement directly or indirectly providing for any of the foregoing events; provided that none of items (i)

through (viii) shall be deemed a Fundamental Transaction if any Person controlling, directly or indirectly, more than fifty percent (50%) of the Post-Conversion Equity acquires a majority of the voting rights or voting equity interests in the Corporation, or any successor thereto, in such transaction or series of transactions.

“Guarantee Agreement” means the Guarantee and Reimbursement Agreement, dated as of March 2, 2009, among the Corporation, Stream Holdings Corporation, Stream Florida Inc., Stream International Inc., Stream New York Inc. and the Original Purchaser, as the same may be amended or modified in accordance with its terms.

“Holder” means any holder of Series B Preferred Stock.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation, including, without limitation, any securities convertible into or exercisable for shares of Common Stock, other than the Series A Preferred Stock.

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Original Issue Date” means the date of first issuance of any shares of Series B Preferred Stock, regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates that may be issued to evidence shares of Series B Preferred Stock.

“Original Purchaser” means Ares Corporate Opportunities Fund II, L.P., and any assignee or transferee of any shares of such Series B Preferred Stock that is an Affiliate of the Original Purchaser.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Post-Conversion Equity” means as of the date of determination that number of shares of Common Stock that are then outstanding or would be outstanding upon the exercise of all rights, options, and warrants (to the extent then exercisable and vested) and conversion of all other securities (including the Series B Preferred Stock) that are convertible into shares of Common Stock.

“Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as of June 2, 2008, between the Corporation and Ares Corporate Opportunities Fund II, L.P., as amended.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 7, 2008, between the Corporation and Ares Corporate Opportunities Fund II, L.P., as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Stock Liquidation Preference” means, in the event of any Liquidation Event, the Holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (i) the Stated Value for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), plus all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value pursuant to Section 3 of the Certificate of Amendment to Certificate of Designations of the Series A Preferred Stock) on such Series A Preferred Stock as of the date of such event, and (ii) the amount per share that would be payable to a holder of Series A Preferred Stock had all shares of Series A Preferred Stock been converted to Underlying Shares immediately prior to such Liquidation Event. For purposes of this definition “Stated Value” for each share of Series A Preferred Stock equals the sum of (i) $1,000 plus (ii) any amount added to Stated Value pursuant to Section 3 of the Certificate of Amendment to Certificate of Designations of the Series A Preferred Stock and “Underlying Shares” means the shares of Common Stock issuable upon conversion or redemption of the shares of Series A Preferred Stock.

“Series A Preferred Stock” means the Corporation’s Series A Convertible Preferred Stock, par value of $0.001 per share.

“Stockholder’s Agreement” means the Stockholder’s Agreement, dated as of August 7, 2008, between the Corporation and Ares Corporate Opportunities Fund II, L.P.

“Subsidiary” means any significant subsidiary of the Corporation as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on the Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on the Trading Market, then any Business Day.

“Trading Market” means the NYSE Alternext US LLC or, at any time the Common Stock is not listed for trading on the NYSE Alternext US LLC, any national securities exchange upon which the Common Stock is then primarily listed or quoted.

“Transaction Documents” means the Guarantee Agreement, the Purchase Agreement, the Registration Rights Agreement, the Stockholder’s Agreement, this Certificate of Designations and any other documents or agreements executed or delivered in connection with the transactions contemplated under the Guarantee Agreement and hereunder.

“Underlying Shares” means the shares of Common Stock issuable upon conversion or redemption of the shares of Series B Preferred Stock.

3. Dividends.

(a) Each Holder shall be entitled to receive, and the Corporation shall pay, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the

Stated Value per share) of 5.00% per annum, payable semi-annually in arrears commencing on the first June 30 or December 31 following the Original Issue Date and thereafter on each June 30 and December 31, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a “Dividend Payment Date”). If (i) the Corporation has not redeemed all of the then outstanding shares of Series B Preferred Stock prior to two Business Days after the seventh anniversary of the Original Issue Date pursuant to Section 7(c) or (ii) all of the Series B Preferred Stock has not been converted into Common Stock pursuant to Section 7(a) or 7(b), the dividend rate per share (as a percentage of the Stated Value per share) shall increase to 10.00% per annum, effective as of the seventh anniversary of the Original Issue Date. Dividends on the Series B Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date for the applicable Series B Preferred Stock, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends payable pursuant to this Section 3(a) shall be payable by the Corporation, at its option, in cash, or by adding the amount of accrued dividends per share of Series B Preferred Stock to the Stated Value of that share. If any dividend is not paid in cash on or before the Dividend Payment Date, the amount thereof shall be added to Stated Value on the Dividend Payment Date. No dividend or other distribution (other than (y) a dividend or distribution payable solely in Common Stock or (z) a cash dividend or distribution with respect to which holders of shares of Series B Preferred Stock receive a pro rata portion of such dividend or distribution on an as-converted basis) shall be paid on or set apart for payment on Common Stock or any other Junior Securities unless all accrued and unpaid dividends on the Series B Preferred Stock (but not amounts previously added to Stated Value pursuant to this Section 3) have been paid in accordance with this Certificate of Designations.

(b) Immediately prior to the occurrence of any Acceleration Event prior to the seventh anniversary of the Original Issue Date, the Stated Value of each share of Series B Preferred Stock shall immediately and automatically be increased by an amount per share equal to all dividends that would otherwise be payable on a share of Series B Preferred Stock on each Dividend Payment Date on and after the occurrence of such Acceleration Event and prior to and including the seventh anniversary of such Original Issue Date (the “Acceleration Period”). The automatic increase in Stated Value pursuant to this Section 3(b) shall be in lieu of, and not in addition to, the dividends that would otherwise be payable on each Dividend Payment Date during the Acceleration Period. For the purpose of clarity, and only in the event that the Corporation has not elected to require conversion under Section 7(b), each Holder shall be entitled to receive, and the Corporation shall pay, all dividends payable in accordance with Section 3(a) above on each Dividend Payment Date after the seventh anniversary of the Original Issue Date.

(c) Notwithstanding anything in this Certificate of Designations to the contrary, an amount equal to the sum of all accrued but unpaid dividends shall be payable upon,

(i) a Liquidation Event in cash;

(ii) a Fundamental Transaction that the Holders elect to treat as a Liquidation Event pursuant to Section 6(c) in cash or in other securities or property as specified in Section 6(c); or

(iii) conversion of the Series B Preferred Stock, either (A) in cash or (B) in additional Underlying Shares as provided herein, at the option of the Corporation.

For the purposes of this Section 3(c), accrued but unpaid dividends shall include any amounts added to Stated Value as a result of deferred dividends or accelerated dividends as provided in Section 3(b); provided, however, that to avoid double counting accrued but unpaid dividends shall not be counted both for the purposes of this Section 3(c) and in determining Stated Value.

4. Registration of Issuance and Ownership of Series B Preferred Stock. The Corporation shall register the issuance and ownership of shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

5. Registration of Transfers. Subject to the terms of the Stockholder’s Agreement, the Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein. Upon any such registration of transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

6. Liquidation.

(a) In the event of any Liquidation Event, the Holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (i) the Stated Value for each share of Series B Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series B Preferred Stock), plus all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value as provided in Section 3(a) and (b) above) on such Series B Preferred Stock as of the date of (and giving effect to) such event, and (ii) the amount per share that would be payable to a holder of Series B Preferred Stock had all shares of Series B Preferred Stock been converted to Underlying Shares immediately prior to (but giving effect to) such Liquidation Event (the “Series B Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds to be distributed among the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Stock Liquidation Preference and the full Series B Stock Liquidation

Preference, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the Series B Preferred Stock in proportion to the aggregate Series A Stock Liquidation Preference and the aggregate Series B Stock Liquidation Preference, respectively, that would otherwise be payable to each of such holders.

(b) In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 6, if assets or surplus funds remain in the Corporation, the holders of the Common Stock and other Junior Securities shall share in all remaining assets of the Corporation.

(c) The Corporation shall provide written notice of any Liquidation Event or Fundamental Transaction to each record Holder not less than 45 days prior to the payment date or effective date thereof. At the request of any Holder, which must be delivered prior to the effective date of a Fundamental Transaction (or, if later, within five (5) Trading Days after such Holder receives notice of such Fundamental Transaction from the Corporation), such Fundamental Transaction will be treated as a Liquidation Event with respect to such Holder for the purposes of this Section 6; provided, however, that if the consideration to be paid to the holders of the Common Stock is not to be paid in cash, but rather in securities or other property, then at the option of the Corporation, the amount payable to the Holders pursuant to this Section 6(c) shall be either (i) in cash or (ii) in the same securities or other property as is to be paid to the holders of Common Stock so long as (a) such securities or other property consist exclusively of common equity interests quoted on the Nasdaq Stock Market or listed on the New York Stock Exchange or on the NYSE Alternext US LLC, (b) the value of such common equity interests shall be determined as 98% of the closing price of such common equity interests on the Nasdaq Stock Market, the New York Stock Exchange or the NYSE Alternext US LLC, as the case may be, on the Trading Day immediately preceding the consummation of such Fundamental Transaction and (c) such common equity interests shall be freely transferable by the Holders, without legal or contractual restrictions. At the request of the Original Purchaser, prior to the issuance of any common equity interests referred to in the preceding sentence, counsel to the issuer of such common equity interests familiar with United States federal securities laws shall provide the Original Purchaser with a legal opinion to the effect that such common equity interests are transferable without legal restriction under United States federal securities laws.

(d) In the event that, immediately prior to the closing of a Liquidation Event, the cash distributions required by subsection 6(a) have not been made, the Corporation shall forthwith either: (i) cause such closing to be postponed until such time as such cash distributions have been made, or (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice by the Corporation required under subsection 6(c).

7. Conversion; Redemption.

(a) Conversion at Option of Holder. At the option of any Holder, any shares of Series B Preferred Stock may be converted into Common Stock based on the Conversion

Price then in effect for the Series B Preferred Stock; provided that if less than 20% of the number of shares of Series B Preferred Stock outstanding on the date the Series B Preferred Stock is first issued by the Corporation would remain outstanding after any such conversion, then all shares must be converted at that time. A Holder may convert shares of Series B Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Corporation a conversion notice (the “Holder Conversion Notice”), in the form attached hereto as Exhibit A, appropriately completed and duly signed, and the date any such Holder Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

(b) Conversion at Option of Corporation. At any time that (i) the average Closing Price for at least thirty (30) consecutive Trading Days after August 7, 2011 exceeds 150% of the Conversion Price or (ii) a Fundamental Transaction occurs that the Holders do not elect to treat as a Liquidation Event, the Corporation may elect to require the Holders to convert all shares of the Series B Preferred Stock into Common Stock based on the Conversion Price by delivering an irrevocable written notice of such election to the Holders (the “Corporation Conversion Notice”). The Corporation Conversion Notice must be delivered within thirty (30) days of the event with respect to which it is being delivered. The tenth (10th) Trading Day after the delivery of such Corporation Conversion Notice will be the “Conversion Date” for such required conversion. Notwithstanding the foregoing, (x) in the event of a conversion at the option of the Corporation predicated on clause (i) of the first sentence of this Section 7(b), the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), unless, as of the Conversion Date, and for each Trading Day between the date of the Corporation Conversion Notice and the Conversion Date, the Closing Price for each such Trading Day exceeds 150% of the Conversion Price and unless there are then outstanding at least 20,000,000 shares of Common Stock (as adjusted for any stock dividend, stock split, combination or other similar transaction) held by non-Affiliates of the Corporation, and (y) in the event of a conversion at the option of the Corporation predicated on clause (i) or (ii) of the first sentence of this Section 7(b), the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), unless the Equity Conditions are satisfied (or waived in writing by the applicable Holder) on each Trading Day between the date of the Corporation Conversion Notice and the Conversion Date with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Series B Preferred Stock.

(c) Redemption at Option of Corporation. On or after the first anniversary of the Original Issue Date, the Corporation may, at its option, redeem any of the Series B Preferred Stock owned by the Holders, for an amount per share in cash equal to the Stated Value on the Redemption Date plus all accrued and unpaid dividends that have not been added to Stated Value on the Redemption Date (the “Cash Redemption Price”) plus, if the product of (X) the average Closing Price of the ten (10) Trading Days immediately preceding the Redemption Date (the “Company Redemption Closing Price”) and (Y) the number of shares of Common Stock that would have been issued had the Holder converted all outstanding shares of Series B Preferred Stock being redeemed into shares of Common Stock on the Redemption Date (such product being referred to as the “Common Stock As Converted Cash Value”) exceeds the aggregate Cash Redemption Price, the Holder will receive on the Redemption Date, in addition to the aggregate Cash Redemption Price, in shares of Common Stock, the amount by which the

Common Stock As Converted Cash Value exceeds the aggregate Cash Redemption Price, with the per share value for the Common Stock so issued and delivered being the Company Redemption Closing Price; provided that if less than 20% of the number of shares of Series B Preferred Stock outstanding on the date the Series B Preferred Stock is first issued by the Corporation would remain outstanding after any such redemption, then all shares must be redeemed at that time. The redemption date (the “Redemption Date”) shall be specified in an irrevocable written notice of redemption (a “Corporation Redemption Notice”) sent by or on behalf of the Corporation (pursuant to this Section 7(c)) to the Holder not less than thirty (30) days nor more than ninety (90) days prior to the proposed Redemption Date notifying the Holder of the election of the Corporation to redeem such shares in accordance with the terms hereof and specifying the Redemption Date (for the avoidance of doubt, a Corporation Redemption Notice can be given prior to the first anniversary of the Original Issue Date so long as the Redemption Date occurs after such anniversary). Notwithstanding anything herein to the contrary, the Holders shall be entitled to convert their shares of Series B Preferred Stock pursuant to Section 7(a) at any time after a Corporation Redemption Notice is given but prior to the Redemption Date.

8. Mechanics of Conversion; Redemption.

(a) The Corporation shall pay the applicable Cash Redemption Price in immediately available funds to the Holder on the Redemption Date.

(b) The number of Underlying Shares issuable upon any conversion of shares of Series B Preferred Stock hereunder shall equal (A) the sum of (i) the Stated Value of such shares of Series B Preferred Stock to be converted plus (ii) the accrued and unpaid dividends on such shares of Series B Preferred Stock that have not been added to the Stated Value on the Conversion Date, divided by (B) the applicable Conversion Price on the Conversion Date.

(c) Upon conversion or redemption (if the Common Stock as Converted Cash Value exceeds the aggregate Cash Redemption Price) of any shares of Series B Preferred Stock, the Corporation shall promptly issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion or redemption, free of restrictive legends unless such Underlying Shares are still required to bear a restrictive legend; the Corporation shall use its commercially reasonable efforts to cause the transfer agent to issue such certificates on or before (i) the sixth Trading Day after the Conversion Date or (ii) the Redemption Date, as the case may be. The Holder shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date or Redemption Date, as the case may be. If the shares are then not required to bear a restrictive legend, the Corporation shall, upon request of the Holder, deliver Underlying Shares hereunder electronically through The Depository Trust Corporation (“DTC”) or another established clearing corporation performing similar functions, and shall credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission System (“DWAC”).

(d) A Holder shall deliver the original certificate(s) evidencing the Series B Preferred Stock being converted or redeemed in connection with the conversion or redemption of such Series B Preferred Stock. Upon surrender of a certificate following one or more partial conversions or redemptions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series B Preferred Stock.

(e) The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.

9. Voting Rights. Except as required by applicable law, the Holders of the Series B Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series B Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible by the Holder as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided in any relevant agreement or as required by applicable law, the holders of the Series B Preferred Stock and Common Stock shall vote together as a single class on all matters submitted to a vote or consent of stockholders; provided that so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series B Preferred Stock then outstanding, voting together as a separate class,

(i) alter or change the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations (whether by amendment of this Certificate of Designations or the Corporation’s certificate of incorporation or other charter documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action) or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation;

(ii) authorize or create any class or series of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Fundamental Transaction senior to or otherwise pari passu with the Series B Preferred Stock, including without limitation through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation;

(iii) increase the authorized number of shares of Series B Preferred Stock;

(iv) pay or declare any dividend or make any distribution on, or redeem or acquire, any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock; or

(v) enter into any transaction or series of transactions which would constitute a Liquidation Event or Fundamental Transaction if the consideration payable with respect to each share of Series B Preferred Stock is other than an amount in cash which is more than 150% of the Conversion Price; or

(vi) enter into any agreement with respect to the foregoing.

The protective rights set forth above in (iv) will terminate and cease to apply on the first date: (a) there are outstanding less than 30% of the number of shares of Series B Preferred Stock that were outstanding on the date the Series B Preferred Stock is first issued by the Corporation and (b) the outstanding shares of Series B Preferred Stock represent, in the aggregate, less than 20% of the Post-Conversion Equity. The protective rights set forth above in (v) will terminate and cease to apply on the date that both (a) and (b) have occurred.

10. Charges, Taxes and Expenses. Issuance of certificates for shares of Series B Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series B Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series B Preferred Stock or receiving Underlying Shares in respect of the Series B Preferred Stock.

11. Replacement Certificates. If any certificate evidencing Series B Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

12. Reservation of Underlying Shares. The Corporation covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series B Preferred Stock (taking into account the adjustments of Section 13), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Corporation covenants that it shall use its best efforts to satisfy each of the Equity Conditions.

13. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 13. Such adjustments shall be made to the Conversion Price for all shares of Series B Preferred Stock from and after the Original Issue Date.

(a) Stock Dividends and Splits. If the Corporation, at any time while Series B Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the applicable Conversion Price for Series B Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Corporation, at any time while Series B Preferred Stock is outstanding, distributes or pays as a dividend to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including, without limitation, cash) (in each case, “Distributed Property”), then in each such case the Corporation shall simultaneously deliver to each Holder the Distributed Property that each such Holder would have been entitled to receive in respect of the number of Underlying Shares then issuable pursuant to Section 7(a) above had the Holder been the record holder of such Underlying Shares immediately prior to the applicable record or payment date.

(c) Fundamental Transactions. If the Corporation, at any time while Series B Preferred Stock is outstanding, effects any Fundamental Transaction, then upon any subsequent conversion of Series B Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it could have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the applicable Conversion Price for the Series B Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d) Calculations. All calculations under this Section 13 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 13, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation’s Transfer Agent.

(f) Notice of Corporate Events. If the Corporation (i) declares a dividend (other than a dividend pursuant to Section 3 above) or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction.

14. Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series B Preferred Stock.

15. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any conversion notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 4:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, for next Business Day delivery or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 20 William Street, Suite 310, Wellesley, MA 02481; Facsimile: (617) 517-3247; Attention: Corporate Secretary, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

16. Miscellaneous.

(a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b) Any of the rights of the Holders of Series B Preferred Stock set forth herein, including any Equity Conditions or any other similar conditions for the Holders’ benefit, may be waived by the affirmative vote of Holders of at least a majority of the shares of Series B Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

IN WITNESS WHEREOF, Stream Global Services, Inc. has caused this Certificate of Designations to be duly executed as of this 13th day of March, 2009.

STREAM GLOBAL SERVICES, INC.

By:	/s/ R. Scott Murray
Name: R. Scott Murray Title: Chief Executive Officer

Exhibit A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder

in order to convert shares of Series B Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Stream Global Services, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

______________________________________________________

Date to Effect Conversion

______________________________________________________

Number of shares of Series B Preferred Stock owned prior to Conversion

______________________________________________________

Number of shares of Series B Preferred Stock to be Converted

______________________________________________________

Stated Value of shares of Series B Preferred Stock to be Converted

______________________________________________________

Number of shares of Common Stock to be Issued

______________________________________________________

Applicable Conversion Price

______________________________________________________

Number of shares of Series B Preferred Stock subsequent to Conversion

______________________________________________________

Name of Holder

By:___________________________________________________

        Name:

        Title:

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